Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174897, 333-197616, 333-212612, 333-222369, 333-228628, 333-233348, 333-250181, 333-258683, 333-259523, and 333-267943 on Form S-8, Registration Statement Nos. 333-225377, 333-232037, 333-236231, 333-239774, 333-256934, 333-257054, and 333-269683 on Form S-3, and Registration Statement Nos. 333-224621, 333-218021, and 333-212735 on Form S-1 of Sigma Additive Solutions, Inc. (formerly Sigma Labs, Inc.) of our report dated March 30, 2023, relating to our audits of the financial statements which appear in this Annual Report on Form 10-K of Sigma Additive Solutions, Inc. for the years ended December 31, 2022 and 2021.

/s/ Haynie & Company
Salt Lake City, Utah
March 30, 2023